Exhibit 99.1

Pacific Premier Bancorp, Inc. Repurchases Common Stock Warrants

Costa Mesa, Calif., February 14, 2011 -- Pacific Premier Bancorp, Inc.  (NASDAQ: PPBI) (the “Company”), the holding company of Pacific Premier Bank, announced today that the Company had repurchased two outstanding warrants that were exercisable for an aggregate of 600,000 shares of the Company’s common stock.

Steven R. Gardner, President and Chief Executive Officer of the Company commented on the warrant repurchase: “The 600,000 warrants represent approximately 6% of our outstanding common stock.  As a result of the repurchase and the cancellation of the warrants, the shares of our common stock which are issuable upon the exercise of outstanding warrants have been reduced from 966,400 shares to 366,400 shares.  The repurchase and cancellation of the warrants would result in a reduction to our December 31, 2010 outstanding shares of common stock on a fully-diluted basis from 11,146,736 shares to 10,546,736 shares.”

Contact:

Pacific Premier Bancorp, Inc.

Steven R. Gardner
President/CEO
714.431.4000

Kent J. Smith
Senior Vice President/CFO
714.431.4000